Exhibit 16.1

[BKD LLP Letterhead]

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Illini Corporation and, under the date of March 12, 2003, we reported on the consolidated financial statements of Illini Corporation and subsidiaries as of and for the years ended December 31, 2002 and 2001. On April 2, 2003, we were notified that Illini Corporation engaged Crowe, Chizek and Company LLP as its principal accountant for the year ending December 31, 2003 and that the auditor-client relationship with BKD, LLP ceased upon this notification.

We have read Illini Corporation’s statements included in Item 4 of its Form 8-K dated April 14, 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Illini Corporation’s statement that Crowe, Chizek and Company LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Illini Corporation’s financial statements.

Very truly yours,

/s/ BKD, LLP

April 4, 2003